UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Private Business, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027
Dear Shareholder:
     You are cordially invited to attend the 2006 annual meeting of shareholders of Private Business, Inc., to be held at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee, on May 4, 2006, at 8:00 a.m. (Central Daylight Time).
     The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Following the formal business portion of the annual meeting, we will present a report on our operations, and you will have an opportunity to ask questions.
     At your earliest convenience, please complete, sign, date and mail the accompanying proxy card in the enclosed postage pre-paid envelope. We hope you will be able to attend the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly. We greatly appreciate your prompt cooperation.

Sincerely,

[SIGNATURE]

G. Lynn Boggs
Chief Executive Officer
Brentwood, Tennessee
April 10, 2006

PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Private Business, Inc.:
     The annual meeting of shareholders of Private Business, Inc., a Tennessee corporation, will be held at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee 37027 at 8:00 a.m. Central Daylight Time, on Wednesday, May 4, 2006 for the following purposes:
     (1) To elect three Class 1 directors to hold office for a three-year term and until their successors have been duly elected and qualified;
     (2) To consider and act upon a proposal to amend our Second Amended and Restated Charter, as amended, to change our name from Private Business, Inc. to Goldleaf Financial Solutions, Inc.;
     (3) To consider and act upon a proposal to amend the charter to combine shares of our common stock to effect one of the following reverse stock splits, only one of which, if any, is to be effected as finally approved by our board of directors:
•	one share of common stock for each five outstanding shares of common stock;

•	one share of common stock for each six outstanding shares of common stock; or

•	one share of common stock for each seven outstanding shares of common stock; and
     (4) To transact such other business as may properly come before the meeting, or any adjournment or postponement of it.
     We are mailing to shareholders, on or about April 10, 2006, the proxy statement, this notice, a form of proxy and our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2005. The Annual Report is not to be regarded as proxy soliciting material.
     Only shareholders of record at the close of business on March 24, 2006 are entitled to notice of and to vote at the meeting and any adjournment or postponement of it. Please review the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted on at the meeting. We hope very much that you will be able to join us.
     Your representation at the annual meeting of shareholders is important. To ensure your representation, whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card.
By Order of the Board of Directors
[SIGNATURE]
G. Lynn Boggs
Chief Executive Officer
Brentwood, Tennessee
April 10, 2006

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PRIVATE BUSINESS, INC.
9020 Overlook Blvd.
Brentwood, Tennessee 37027
PROXY STATEMENT
     Our board of directors is soliciting proxies for this year’s annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.
     The board has set March 24, 2006 as the record date for the meeting. Shareholders who owned our common and preferred stock on that date are entitled to receive notice of and vote at the meeting, with each share entitled to the number of votes noted below. Cumulative voting is not permitted. On the record date, there were outstanding the following number of shares of our common and preferred stock entitled to vote together as a single group on the matters to be presented at the annual meeting:
•	15,908,723 shares of our common stock entitled to one vote per share;

•	20,000 shares of Series A Non-Convertible Preferred Stock entitled to 800 votes per share; and

•	40,031 shares of Series B Convertible Preferred Stock entitled to one vote per share.
We also had 10,000 shares of Series C Non-Convertible Preferred Stock outstanding on the record date that are not entitled to vote on the matters to be presented at the annual meeting. The numbers of shares outstanding reported above do not include shares of Series A Non-Convertible Preferred Stock and Series C Non-Convertible Preferred Stock that we issued in lieu of cash dividends on April 1, 2006, after the record date.
Why am I receiving this proxy statement and proxy form?
     You are receiving this proxy statement and proxy form because you own shares of our common stock. This proxy statement describes issues on which you are entitled to vote. When you sign the proxy form, you appoint G. Lynn Boggs, our chief executive officer, and Henry M. Baroco, our president and chief operating officer, and either of them acting individually, as your representative at the meeting. Mr. Boggs or Mr. Baroco will vote your shares at the meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the meeting.
Who is soliciting my proxy and who is paying the cost of the solicitation?
     Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2006 annual meeting. Some of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock.
What am I voting on?
     At the annual meeting, you will be asked to vote on three proposals.
     Proposal 1 is to elect three Class 1 directors to serve three-year terms on our board of directors. Proposal 2 is to amend our charter to change our name from Private Business, Inc. to Goldleaf Financial Solutions, Inc. Proposal 3 is to amend our charter to combine shares of our common stock to effect one of the following reverse stock splits, only one of which, if any, is to be effected as finally approved by our board of directors:

•	one share of common stock for each five outstanding shares of common stock;

•	one share of common stock for each six outstanding shares of common stock; or

•	one share of common stock for each seven outstanding shares of common stock.
Who is entitled to vote?
     Only shareholders who owned our common stock, Series A Non-Convertible Preferred Stock or Series B Convertible Preferred Stock as of the close of business on the record date, March 24, 2006, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.
How do I vote?
     You may vote your shares either in person at the annual meeting or by proxy. To vote by proxy, you should complete, date, sign and mail the enclosed proxy in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person. If you hold your shares in “street name,” that is, through a broker, bank or nominee, you must obtain a proxy form from the institution that holds your shares if you did not receive one directly, and you may also be eligible for internet or telephone voting by following instructions provided by your broker, bank or nominee.
Can I revoke or change my vote after I return my proxy form?
     Yes. If your shares are registered in your name, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the corporate secretary either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and inform the corporate secretary that you wish to revoke or replace your proxy. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name, however, you may revoke your proxy only by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective unless received by the corporate secretary at or before the annual meeting.
What is the board’s recommendation, and how will my shares be voted?
     The board recommends a vote FOR each of Proposals 1, 2 and 3. If you properly sign and return your proxy in time for the annual meeting, the enclosed proxy will be voted in accordance with the choices you mark on your proxy. If you return a signed proxy, but do not specify a choice on any matter, Mr. Boggs or Mr. Baroco, as the persons named as the proxy holders on the proxy form, will vote as recommended by the board of directors. If any other matters are considered at the meeting, Mr. Boggs or Mr. Baroco will vote as recommended by the board of directors. If the board does not give a recommendation, Mr. Boggs or Mr. Baroco will have discretion to vote as he thinks best. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to those matters.
Will my shares be voted if I do not sign and return my proxy form?
     If your shares are registered in your name and you do not return your proxy form or do not vote in person at the annual meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote on your behalf in certain instances. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as approval of the amendments to the charter, absent instructions from the beneficial owner of such shares. A broker or nominee may properly submit a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”). Broker non-votes count for purposes of determining whether a quorum exists but do not count as being entitled to vote with respect to individual proposals.
How many votes do we need to hold the annual meeting?
     As of the record date, counting our outstanding common stock (one vote per share), our Series A Non-Convertible Preferred Stock (800 votes per share) and our Series B Convertible Preferred Stock (one vote per share), there are a total of 31,948,754 votes outstanding. Holders of shares entitled to vote a majority of the total number of votes that may be cast as of the record date (a quorum) must be present at the annual meeting to hold the meeting and conduct business. Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a broker non-vote. A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.
What vote is required to elect directors and approve the amendments to our charter?
     Assuming a quorum is present either in person or by proxy at the meeting, the following votes will be required to approve the matters to be considered at the meeting:
     Proposal 1. The nominees for director who receive the highest number of FOR votes cast (either in person at the annual meeting or by proxy) will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.
     Proposal 2. Approval of the amendment to the charter effecting a change of our name and any other matters that may be properly submitted to the shareholders will be approved by the affirmative vote of a majority of votes cast (either in person at the annual meeting or by proxy).
     Proposal 3. Approval of the amendment to the charter giving the board of directors the authority to effect one of the reverse stock splits will be approved by the affirmative vote of holders of shares entitled to vote a majority of the total number of votes that may be cast as of the record date.
Can I vote on other matters or submit a proposal to be considered at the meeting?
     We have not received timely notice of any shareholder proposals to be considered at the annual meeting, and shareholders may submit matters for a vote only in accordance with our bylaws. The board of directors does not presently know of any other matters to be brought before the annual meeting.
     For shareholders seeking to include proposals in the proxy materials for the 2007 annual meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by our Secretary no later than December 11, 2006. Shareholders who intend to present a proposal at the 2007 annual meeting without inclusion of such proposal in our proxy materials are required to provide such proposals to our principal executive offices by February 3, 2007 but not before January 3, 2007; provided, however, that if the date of the 2007 annual meeting is more than 30 days before or more than 60 days after the anniversary of the 2006 annual meeting, notice by the shareholder, to be timely, must be so delivered not earlier than the close of business on the 120th day before the 2007 annual meeting and not later than the close of business on the later of the 90th day before the 2007 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal should be directed to: Private Business, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, Attention: Corporate Secretary, c/o Michael Berman, Senior Vice President, Secretary and General Counsel.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?
     There are no appraisal or similar rights of dissenters with respect Proposals 1 and 2. Dissenters’ rights do apply, however, to Proposal 3. Under the Tennessee Business Corporation Act, shareholders that own fewer than the number of shares that will be converted into a single share in the reverse stock split (i.e., fewer than five, six or seven shares) are entitled to dissent from the reverse stock split and obtain payment for the fair value of their shares. Because of the nominal additional amount a dissenting shareholder might be entitled to receive as a result of exercising dissenters’ rights compared with the practical burden of following the multi-step process to do so, we do not expect any of our shareholders to elect to exercise dissenters’ rights. Accordingly, we have not included a detailed description of the procedures necessary for a shareholder to exercise dissenters’ rights under Chapter 23 of the Tennessee Business Corporation Act. In deciding to handle dissenters’ rights in this manner, we note that Chapter 23, Section 201, of the Tennessee Business Corporation Act provides that failure to provide a detailed description of the dissenters’ rights procedures will not invalidate the corporate action in question.
How do I communicate with directors?
     The board has established a process for shareholders to send communications to the board or any of the directors. Shareholders may send communications to the board or any of the directors c/o Michael Berman, Senior Vice President, Secretary and General Counsel, 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027. Mr. Berman will compile all communications and submit them to the board or the individual directors on a monthly basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     We are authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of March 24, 2006, there were outstanding 15,908,723 shares of common stock; 20,000 shares of Series A Non-Convertible Preferred Stock; 40,031 shares of Series B Convertible Preferred Stock; and 10,000 shares of Series C Non-Convertible Preferred Stock. For more information regarding the shares of preferred stock and warrants we issued to Lightyear, see “Certain Relationships and Related Transactions – Transactions with Lightyear.”
     The following table shows, as of March 24, 2006, the amount of our common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) the named executive officers (as defined in “Executive Compensation”); (c) all of our directors and named executive officers as a group and (d) all shareholders we know to be the beneficial owners of more than 5% of the outstanding shares of our common stock. Based on information furnished by the owners and except as otherwise noted, we believe that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed below is 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, except as listed in the footnotes to the table below.

	Shares
	Beneficially Owned(1)
Name	Number	Percent
Common Stock

Lightyear Fund, L.P. (2)(3)	17,893,939	52.9
Wynnefield Capital Management LLC(2)(4)	1,828,017	11.5
David M. Knott (2)(5)	1,439,964	9.0
Potomac Capital Management LLC (2)(6)	1,182,355	7.4
Gruber and McBaine Capital Management, LLC (2)(7)	970,900	6.1
Henry M. Baroco (8)	956,259	5.7
G. Lynn Boggs (9)	321,382	2.0
Paul McCulloch	119,495	*
Brian O’Neill (10)	64,695	*
David B. Ingram (11)	55,333	*
William T. Shiver	36,741	*
Brian M. Riley (12)	31,032	*
Matthew W. Pribus	22,377	*
J. Scott Craighead (13)	15,000	*
Robert A. McCabe, Jr. (14)	5,000	*
John D. Schneider (15)	4,210	*
David W. Glenn (16)	0	*
Thierry F. Ho (17)	0	*
Lawrence A. Hough	0	*
Scott R. Meyerhoff	0	*

All directors and executive officers as a group (14 persons) (18)	1,566,829	9.3

Series A Non-Convertible Preferred Stock

Lightyear Fund, L.P. (2)(3)	20,000	100.0

Series B Convertible Preferred Stock

Synovus Financial Corporation	40,031	100.0

*	Less than 1%

(1)	The percentages shown are based on 15,908,723 shares of common stock outstanding on March 24, 2006. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty (60) days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	The address for the Lightyear Fund, L.P. is 51 West 52nd Street, 23rd Floor, New York, NY 10019. The address for David M. Knott is 485 Underhill Boulevard, Suite 205, Syosset, NY 11791. The address for Potomac Capital Management LLC is 153 E. 53rd Street, 26th Floor, New York, NY 10022. The address for Gruber and McBaine Capital Management, LLC is 50 Osgood Place, Penthouse, San Francisco, CA, 94133. The address for Wynnefield Capital Management, LLC is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(3)	Pursuant to the warrants issued to Lightyear on January 20, 2004 and December 9, 2005, Lightyear is the beneficial owners of 17,893,939 shares of our common stock. Subject to adjustment for stock splits, reorganizations or similar events, or adjustments relating to distributions to all of the holders of our common stock, the exercise price of the warrants exercisable for 16,000,000 shares is $1.25 per share, and the exercise price of the warrant exercisable for 1,893,940 shares is $1.32 per share.

(4)	As reported on a Schedule 13D/A filed with the SEC on November 21, 2005. Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore, Ltd. Mr.Nelson Obus holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

(5)	As reported on a Schedule 13G filed with the SEC on February 26, 2004. Mr. Knott reports sole voting and dispositive power over 795,400 shares, shared voting over 471,463 shares and shared dispositive power over 489,363 shares.

(6)	As reported on a Schedule 13G filed with the SEC on March 12, 2004. Voting power and dispositive power are reported to be shared with Potomac Capital Management Inc. and Paul J. Solit.

(7)	As reported on a Schedule 13G filed with the SEC on February 14, 2005. Voting power and dispositive power are reported to be shared with Jon D. Gruber, J. Patterson McBaine, Eric B. Swergold, and J. Lynne Rose.

(8)	Includes options to purchase 854,356 shares of common stock.

(9)	Includes options to purchase 15,011 shares of common stock and 17,235 shares owned by Mr. Boggs’ children.

(10)	Includes options to purchase 61,574 shares of common stock.

(11)	Includes 333 shares owned by Ingram Entertainment Inc., an entity controlled by Mr. Ingram, and options to purchase 25,000 shares of common stock.

(12)	Mr. Riley shares investment power with his spouse in 30,032 shares.

(13)	Includes options to purchase 15,000 shares of common stock.

(14)	Mr. McCabe was appointed to our board of directors by Lightyear pursuant to the Securityholders Agreement. Mr. McCabe disclaims beneficial ownership of the shares held by Lightyear.

(15)	Includes options to purchase 1,817 shares of common stock.

(16)	Mr. Glenn is a managing director of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Glenn disclaims beneficial ownership of the shares held by Lightyear.

(17)	Mr. Ho is a vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Ho disclaims beneficial ownership of the shares held by Lightyear.

(18)	Includes options to purchase 911,184 shares of common stock.

PROPOSAL 1
ELECTION OF DIRECTORS
How many directors are nominated?
     Our charter provides that the number of directors to be elected by the shareholders shall be at least one and not more than 12, as established by the board of directors from time to time. The number of directors is currently set at seven. We entered into a Securityholders Agreement dated January 20, 2004 between Lightyear and us (the “Securityholders Agreement”), which grants Lightyear the right to select four out of seven nominees for election to our board of directors. The four directors selected by Lightyear are David W. Glenn, Thierry F. Ho, Lawrence A. Hough and Robert A. McCabe, Jr. Lightyear’s right to nominate directors under the Securityholders Agreement will be reduced to three nominees if it owns less than 50% of our voting power (as calculated under our charter); two director nominees if it owns less than 28.6% of our voting power; and one director nominee if it owns less than 14.3% of our voting power. Lightyear will not have the right to select any director nominees if it owns less than 10% of our voting power. The members of our board who are not nominated by Lightyear nominate the director nominees who are not nominated by Lightyear. If we are required to add one or more directors to the board to satisfy any requirement of the federal securities laws or the rules or requirements of any applicable exchange or quotation system, Lightyear’s right to nominate directors to the board will increase by a number equal to the number of directors that we add.
     Our charter requires that our board of directors be divided into three classes that are as nearly equal in number as possible. The directors in each class will serve staggered three-year terms or until their successors are elected and qualified. Class 2 directors will serve until 2007, Class 3 directors will serve until 2008, and Class 1 directors, if reelected, will serve until 2009 (in each case the length of term being reducible to reflect the schedule of the annual meeting of shareholders).
What happens if a nominee refuses or is unable to stand for election?
     The board may reduce the number of seats on the board or designate a replacement nominee. If the board designates a replacement nominee, shares represented by proxy will be voted FOR the replacement nominee. The board presently has no knowledge that any of the nominees will refuse, or be unable, to serve.
Must director nominees attend our annual meeting?
     It is our policy that the directors who are up for election at the annual meeting are not required to attend the annual meeting. None of the directors up for election at the 2005 annual meeting of shareholders attended the 2005 annual meeting of shareholders.
Who are the board nominees?
     Information regarding each of the nominees is provided below, including name, age, principal occupation during the past five years, the year first elected as a director and the expiration date of such director’s term. All of the nominees are presently directors.
     The following directors have been nominated to continue in office for a new term or until the election and qualification of their respective successors in office:

Information About Class 1 Director Nominees — Current Term Ending 2006

		Director
Name of Nominee	Age	Since	Principal Occupation Last Five Years
Lawrence A. Hough	61	February 2006	Since 2005, Mr. Hough has served as president and chief executive officer of Stuart Mill Capital, Inc, a Virginia-based management firm. From May 2004 until January 2005, when SysXis was acquired by Sabre, Inc., a worldwide leader in electronic network and travel services, Mr. Hough served as chief executive officer of SynXis, a provided of distribution technology services for the hospital industry. From January 2004 until May 2004, Mr. Hough served as chairman of SynXis’ board of directors. Mr. Hough served as a member of the board of directors of Navigant from 2001 until 2003. Mr. Hough served as Vice Chairman and CEO of SatoTravel from 1999-2001 when SatoTravel was acquired by Navigant International Inc.

Robert A. McCabe, Jr.	55	May 2004	Since 2000, Mr. McCabe has served as chairman of the board of directors of Pinnacle Financial Partners, Inc., a bank headquartered in Nashville, Tennessee. Mr. McCabe served as the vice chairman for First American Corporation until its merger with AmSouth Bancorporation in 1999. In addition to his banking experience with First American, Mr. McCabe serves as a director of National Health Investors of Murfreesboro, Tennessee, a nursing home provider.

John D. Schneider	52	February 2006	Mr. Schneider serves as vice chairman of the board of directors and chief executive officer of Bankers’ Bancorp Inc., a bank holding company headquartered in Springfield, Illinois. He also serves in the following capacities of its subsidiaries: vice chairman of the board of directors and chief executive officer of Independent Bankers Bank; chairman of Bankers Bank Service Corporation; and president, chief executive officer and a director of Bankers Bank Insurance Services, Inc. Mr. Schneider has served as chief executive officer of each of Bankers’ Bancorp Inc. and Independent Bankers Bank for more than 19 years. Mr. Schneider is also a director of Sullivan Bancshares, Inc. and First National Bank of Sullivan (Sullivan, Illinois), Community Bank Mortgage Corp. (Chatham, Illinois) and The Trust Company (San Antonio, Texas).

Who are the Continuing Directors?
     The following directors will continue in office for the remainder of their respective terms or until the election and qualification of their respective successors in office:
Information about Class 2 Continuing Directors — Current Term Ending 2007

		Director
Name of Director	Age	Since	Principal Occupation Last Five Years
David W. Glenn	37	January 2004	Mr. Glenn has been managing director since August 2004 and before that served as senior vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., beginning in 2001. Before joining Lightyear, Mr. Glenn served for two years as a vice president in the merchant banking group at Greenhill & Co., an investment bank specializing in mergers and acquisitions and corporate restructuring.

G. Lynn Boggs	50	December 2005	Mr. Boggs became our chief executive officer in December 2005 when we merged with Captiva Solutions, LLC, or Captiva, a company of which Mr. Boggs served as chief executive officer. Before founding Captiva in March 2005, Mr. Boggs served as president and chief operating officer of InterCept, Inc. (a provider of technology products and services for financial institutions) from February 2002 until March 2005. Before that, Mr. Boggs served as the chief executive officer of Towne Services, Inc. (a provider of services and products that process sales and payment information and related financing transactions for small and mid-sized retail and commercial businesses and banks, which we acquired in 2001) from February 2000 until August 2001.
Information about Class 3 Continuing Directors — Current Term Ending 2008

		Director
Name of Director	Age	Since	Principal Occupation Last Five Years
Thierry F. Ho	47	January 2004	Mr. Ho has been a vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., since 2002. From 1998 until 2002, Mr. Ho served as the vice president of strategic eFinance at Paine Webber Inc.

David B. Ingram	41	August 2001	Mr. Ingram is currently the chairman and president of Ingram Entertainment Inc., a distributor of videos, DVDs and video games, a position he has held since April 1996. He joined Ingram Entertainment Inc. in July 1991, where he held a variety of positions before being named president in August 1994. Mr. Ingram is a former board member of Buy.com, Ingram Micro, and the Video Software Dealers Association.
Board Independence
     Six of our current seven directors, i.e., all of the non-management directors, are independent as defined under the National Association of Securities Dealers, Inc. (“NASD”) Rule 4200(a)(15). Our non-management directors meet in executive sessions, without management present, on a regular basis.

Board Committees
     The board of directors has established an audit committee and a compensation committee.
     Audit Committee. We have established an audit committee in accordance with Section 3(a)(58)(A) of the Exchange Act (15 U.S.C. 78c(a)(58)(A)). The audit committee supervises matters relating to the audit function, reviews our quarterly reports, and reviews and approves the annual report of our independent auditors. The audit committee also has oversight with respect to our financial reporting, including the annual and other reports filed with the SEC and the annual report to the shareholders. The current members of the audit committee are: Mr. Ingram, Mr. McCabe (Chairman), and Mr. Hough. The board of directors, in its business judgment, has determined that each of the audit committee members is an independent director both under the NASD general independence rule (Rule 4200(a)(15)) and under NASD Rule 4350(d)(2)(A) regarding heightened independence standards for audit committee members. The board has determined that Mr. Ingram, Mr. McCabe and Mr. Hough qualify as “audit committee financial experts” as described in NASD Rule 4350(d)(2)(A). The audit committee met 6 times during 2005. On March 16, 2006, the audit committee adopted an amended and restated charter, which is attached as Annex A to this Proxy Statement.
     Compensation Committee. The compensation committee is responsible for:
(1)	establishing compensation programs for our chief executive officer, executive vice presidents and senior vice presidents that are designed to attract, motivate and retain key senior officers responsible for our success;

(2)	administering and maintaining those programs in a manner that will benefit the long-term interests of our shareholders and us;

(3)	determining the salary, bonus, stock option and other compensation of our employees and executive officers; and

(4)	setting goals and standards for hiring, compensating and retaining employees.
The compensation committee serves pursuant to a charter adopted by the board. The current members of the compensation committee are Mr. Ho, Mr. Glenn and Mr. Schneider. The compensation committee met two times during 2005.
Board Nominations
     The board of directors does not have a standing nominating committee or a nominating committee charter. Because a majority of our voting stock is controlled by Lightyear, we qualify as a “Controlled Company” under NASD Rule 4350(c)(5). Nomination procedures are also provided in the Securityholders Agreement. Accordingly, the board has determined that it is not appropriate for us to have a committee that selects nominees for the board. Replacements for the three board positions that are not nominated by Lightyear are nominated by the directors not nominated by Lightyear.
     Our board does not have a policy in place with regard to the consideration of any director candidates recommended by shareholders. For the same reasons that the board has determined that it is not appropriate to have a nominating committee, as described above, the board of directors does not believe that it is appropriate to enact a formal policy regarding the consideration of candidates recommended by our shareholders.
     The three directors not selected by Lightyear (Mr. Boggs, Mr. Ingram and Mr. Schneider) evaluate potential nominees for the three board positions that are not nominated by Lightyear by examining, among other things, their qualifications, background information, references and relevant experience and select individuals who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment throughout their careers and who will be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders.

     Mr. Hough was recommended for nomination to the board of directors and nominated by Lightyear. Mr. Boggs was nominated and elected to the board of directors following our acquisition of Captiva Solutions, LLC, a company headed by Mr. Boggs. Mr. Schneider was recommended for nomination to the board of directors by Mr. Boggs and Mr. Ingram.
Board Meetings during 2005
     During fiscal 2005, the board of directors held eight meetings. Each director attended at least seventy-five percent of the total number of meetings of the board of directors, and each director attended at least seventy-five percent of the total number of meetings held by all committees on which the individual director served.
Director Compensation
     In consideration for their service on the board of directors, non-employee directors receive an annual fee of $25,000 or, at the election of the director, 15,000 restricted shares (pre-split) of our common stock. The $25,000 fee is payable in equal quarterly installments. The restricted share grants, if elected, are granted as of the board of directors meeting corresponding with the annual shareholder meeting and vest 25% on the date of grant and 25% on each of the three subsequent anniversaries so long as the director served as a director for not less than six of the twelve months before such anniversary. These restrictions lapse upon a change of control of the company.
     Each non-employee director receives an annual fee of $5,000 for each committee of the board upon which that director serves, payable in full at the board meeting corresponding with the annual shareholder meeting. The chairman of the audit committee receives an additional $5,000 fee for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting. Non-employee directors receive $1,000 for each board or committee meeting attended, whether in person or via telephone. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.
What is the board’s recommendation with respect to the re-election of the Class 1 Directors?
     The nominees for director who receive the highest number of FOR votes cast (either in person at the annual meeting or by proxy) will be elected. The board of directors unanimously recommends a vote “FOR” the re-election of each of the Class 1 Directors listed above.

PROPOSAL 2
AMENDMENT TO CHARTER
TO CHANGE OUR NAME
     Our board of directors has unanimously approved and recommended that our shareholders approve an amendment to Article FIRST of our charter. The amendment to Article FIRST would change our name from Private Business, Inc. to Goldleaf Financial Solutions, Inc. If our shareholders approve this proposal at the annual meeting, the amendment to Article FIRST will become effective upon the filing of articles of amendment to the charter with the Secretary of State of the State of Tennessee. We expect to make that filing shortly after the annual meeting. The board of directors believes that it is in the best interests of our shareholders and us to amend the charter as described above.
     Article FIRST of the charter, in its entirety and as amended by the proposed amendment, is set forth below.
“FIRST: The name of the Corporation is Goldleaf Financial Solutions, Inc.”
     The board of directors believes that the name “Goldleaf Financial Solutions, Inc.” will better reflect our business strategies and opportunities and will receive better market recognition and acceptance than our current name.
     This amendment to the charter requires the affirmative vote of a majority of votes cast (either in person at the annual meeting or by proxy). The board of directors unanimously recommends a vote FOR approval of the amendment to the charter to change our name to Goldleaf Financial Solutions, Inc.

PROPOSAL 3
AMENDMENT TO CHARTER
TO EFFECT A REVERSE STOCK SPLIT
     Our board of directors has unanimously approved and recommended that our shareholders approve an amendment to our charter to combine shares of our common stock to effect one of the following reverse stock splits, only one of which, if any, is to be effected as finally approved by our board of directors:
•	one share of common stock for each five outstanding shares of common stock;

•	one share of common stock for each six outstanding shares of common stock; or

•	one share of common stock for each seven outstanding shares of common stock.
     We are now submitting this proposal to our shareholders for approval. If our shareholders approve the proposed reverse stock split, our board of directors will have the sole discretion to elect, as it determines to be in the best interests of our shareholders and us, whether or not to effect a reverse stock split and, if so, at which of the approved exchange ratios, at any time before December 31, 2006. If elected by our board of directors, the reverse stock split will take effect after the articles of amendment, which are attached to this proxy as Annex B, are filed with the Secretary of State of the State of Tennessee.
Purpose of Reverse Split
     The purpose of the reverse stock split is to achieve a stock price that we believe will be greater than $5.00 per share. We believe that the reverse stock split and anticipated increase in the trading price of our common stock will enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors, including mutual funds, have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stock, investors in lower-priced stocks pay transaction costs that are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock. We are in full compliance with our Nasdaq Capital Market listing requirements.
     Even though a reverse stock split, by itself, does not impact a company’s assets or prospects, because the market’s reaction cannot be predicted, a reverse stock split could result in a decrease in our aggregate market capitalization.
     Our common stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the common stock under the Exchange Act, and we have no present intention of terminating our registration under the Exchange Act to become a “private” company.
     The reverse stock split will not affect the number of authorized shares. Accordingly, the reverse stock split will have the effect of creating additional authorized and unreserved shares of our common stock. We may use these shares for general corporate purposes, including acquisitions and private and public offerings to raise the equity capital we need to pursue our business strategy.
     The increase in the number of authorized but unissued shares of our common stock also may have the effect of discouraging an attempt by another person or entity, through an acquisition of a substantial number of shares of common stock, to acquire control of us with a view to effecting a merger, sale of assets or similar transaction, because we could issue new shares to dilute the stock ownership of such person or entity. We could also issue common stock to a holder who would then have sufficient voting power to assure that any business combination or any amendment to our amended and restated charter would not receive the shareholder vote required for approval. Our board of directors has no current plans to issue any shares of common stock for any of these purposes and does not intend to issue any stock except on terms or for reasons which they deem to be in our best interests.
     The reverse stock split may result in some shareholders owning “odd-lots” of fewer than 100 shares of common stock. Brokerage commissions and other transaction costs in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
     As a result of the reverse stock split, the approximately 15,908,723 shares of common stock outstanding on March 24, 2006 will be reduced to approximately 3,181,744 shares in a one-for-five stock split, approximately 2,651,453 shares in a one-for-six stock split or approximately 2,272,674 shares in a one-for-seven stock split, as determined by the board of directors, and any other shares issued before the effectiveness of this proposal will be similarly adjusted. In addition, if the proposed amendment becomes effective, each option and warrant to purchase common stock and any other convertible security outstanding on the effective date will be adjusted so that the number of shares of common stock issuable upon their exercise shall be divided by five, six or seven, as determined by the board of directors (and corresponding adjustments will be made to the number of shares vested under each outstanding option) and the exercise price of each option and warrant shall be multiplied by five, six or seven, as determined by the board of directors.
     For the above reasons, our board of directors believes that the reverse stock split is in our best interests and in the best interests of our shareholders. There can be no guarantee, however, that the market price of the common stock after the reverse stock split will be equal to the market price before the reverse stock split multiplied by the split number, or that the market price following the reverse stock split will either exceed or remain in excess of the current market price.
Exchange of Stock Certificates
     If the shareholders approve the proposed reverse stock split, we will instruct our transfer agent to begin implementing the exchange of certificates representing outstanding common stock. As soon as practicable after the effectiveness of the proposed amendment, holders of the common stock will be notified and requested to surrender their certificates representing shares of common stock to the transfer agent in exchange for certificates representing post-reverse stock split common stock. Beginning on the date the proposed amendment becomes effective, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of as many shares of post-reverse stock split common stock after applying the split factor and otherwise making adjustments for fractional shares described below.
     Our shareholders will not be required to pay a transfer or other fee in connection with the exchange of their certificates and certificates should not be submitted until such a request is received.
Fractional Shares
     No fractional shares of common stock will be issued as a result of the reverse stock split. In lieu of receiving fractional shares, our shareholders will be entitled to receive a cash payment equal to such fraction multiplied by the average of the closing bid and asked price per share (as adjusted for the reverse stock split) of the common stock as quoted on Nasdaq Capital Market for the five trading days immediately preceding the date the amendment becomes effective.
Federal Income Tax Consequences of the Reverse Split
     The reverse stock split should not be taxable, except that any cash received in lieu of a fractional share of post-reverse stock split common stock may be taxable. Consequently, the holding period of shares of post-reverse stock split common stock (including any fractional share interest) should include the holding period for the shares of common stock exchanged, provided that the shares of common stock are held as a capital asset at the effective time. In addition, the aggregate basis of the shares of post-reverse split common stock (including any fractional share interest) should be the same as the aggregate basis of the shares of common stock exchanged. Cash that our shareholders receive in lieu of a fractional share should be treated as if the fractional share had been issued and then redeemed for the cash. Accordingly, our shareholders should recognize taxable gain or loss equal to any difference between the amount of cash received and their basis in the fractional share. That basis should be an allocable portion of the aggregate basis of the post-reverse split common stock described above. Shareholders should consult with their own tax advisors about the tax consequences of the reverse stock split in light of their particular circumstances, including the application of any state, local or foreign tax law.
Votes Required
     Approval of Proposal 3, the amendment to the charter giving the board of directors the authority to effect one of the reverse stock splits, will be approved by the affirmative vote of holders of shares entitled to vote a majority of the total number of votes that may be cast as of the record date. The board of directors unanimously recommends a vote FOR approval of the amendment to the charter granting authority to the board of directors to adopt a reverse stock split within the preceding parameters.

EXECUTIVE OFFICERS
     The following table sets forth certain information concerning our executive officers as of March 24, 2006.

Name	Age	Positions
G. Lynn Boggs	50	Chief Executive Officer
Henry M. Baroco	62	President and Chief Operating Officer
J. Scott Craighead	34	Chief Financial Officer
Scott R. Meyerhoff	37	Executive Vice President
Brian M. Riley	41	Executive Vice President
William T. Shiver	41	Executive Vice President
Matthew W. Pribus	41	Executive Vice President
R. Paul McCulloch	47	Executive Vice President and President of the Goldleaf Division
     G. Lynn Boggs became our chief executive officer in December 2005 when we merged with Captiva Solutions, LLC (“Captiva”), a company which Mr. Boggs served as chief executive officer. Before founding Captiva in March 2005, Mr. Boggs served as president and chief operating officer of InterCept, Inc. (a provider of technology products and services for financial institutions) from February 2002 until March 2005. Before that, Mr. Boggs served as the chief executive officer of Towne Services, Inc. (a provider of services and products that process sales and payment information and related financing transactions for small and mid-sized retail and commercial businesses and banks, which we acquired in 2001) from February 2000 until August 2001.
     Henry M. Baroco currently serves as our president and chief operating officer, positions he assumed on December 9, 2005. From January 31, 2003 to December 9, 2005 Mr. Baroco served as our chief executive officer. Mr. Baroco was our chief operating officer beginning in 2001 after our merger with Towne Services. Mr. Baroco served as president, chief operating officer and a director of Towne Services from September 1996 until October 1999, and he served as chief executive officer of Towne Services from October 1999 to February 2000. Before joining Towne, Mr. Baroco was senior vice president and general manager of the vendor finance division of CIT Industrial Finance, and had also served as senior vice president of sales and marketing for Norwest Equipment Finance. Mr. Baroco also has more than 19 years of experience with GE Capital, where he last served as national sales manager of its vendor finance business.
     J. Scott Craighead became our chief financial officer in January 2005. Mr. Craighead originally joined us in July 2002 as our vice president of financial management. Mr. Craighead served as an audit manager with Ernst & Young from March 2002 until July 2002. Mr. Craighead was employed by Arthur Andersen from December 1992 until March 2002, and was serving as an audit manager upon his departure from Arthur Andersen.
     Scott R. Meyerhoff currently serves as our executive vice president, a position he assumed on December 9, 2005. Mr. Meyerhoff served as the chief financial officer of Captiva from September 2005 until he joined us. Mr. Meyerhoff was executive vice president and chief financial officer of Infor Global Solutions, Inc., a global provider of enterprise software solutions, from April 2004 until September 2005 and served as chief financial officer for InterCept, Inc. from January 1998 until March 2004.
     Brian M. Riley became our executive vice president of sales and marketing in November 2005. Mr. Riley served as our senior vice president of risk management advisory services beginning in April 2004. Before joining us, Mr. Riley was a director, president and chief executive officer of PriVest Bank from August 2000 until April 2004.
     W. Todd Shiver became our executive vice president on December 9, 2005. Mr. Shiver served as senior vice president of Captiva from April 2005 until he joined us. Mr. Shiver served as senior vice president of client services for Fidelity Information Services, a financial institution sales and services company, from November 2004 until April 2005. Mr. Shiver also served as the vice president of east sales for InterCept, Inc. from December 2001 until November 2004. Mr. Shiver served as senior vice president – national sales manager of Netzee, Inc., a provider of internet banking services, from May 2001 to November 2001. He served as senior vice president – national sales manager of Towne Services, Inc. from June 2000 to May 2001.
     Matthew W. Pribus became our executive vice president on December 9, 2005. Mr. Pribus served as senior vice president of operations for Captiva from May 2005 until he joined us. Mr. Pribus also served as the senior vice president of operations for InterCept, Inc. from September 2000 until May 2005.
     R. Paul McCulloch became our executive vice president and president of the Goldleaf Division on January 23, 2006, when we purchased Goldleaf Technologies, Inc., or Goldleaf, a company in which Mr. McCulloch served as chief executive officer and president. Before founding Goldleaf in 1999, Mr. McCulloch served as president of Private Business Insurance beginning in 1995.

EXECUTIVE COMPENSATION
     The following section describes the compensation that we paid our chief executive officer and the persons who, at December 31, 2005, were our other four most highly compensated executive officers (collectively, the named executive officers). This section includes:
•	a detailed table showing compensation of the named executive officers for the last three years;

•	information about stock options and other benefits; and

•	a report of our compensation committee on executive compensation.
     The following table provides information as to annual, long-term or other compensation earned during fiscal years ended December 31, 2005, 2004 and 2003 by the named executive officers.
Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation				Awards
						Securities
				Other Annual		Underlying
Name and Principal Position	Year	Salary	Bonus	Compensation (1)		Options (#)
G. Lynn Boggs (2)	2005	$233,333	—	—		779,710
Chief Executive Officer	2004	—	—	—		—
	2003	—	—	—		—

Henry M. Baroco	2005	$275,000	$182,500	$86,895	(3)	455,000
President and Chief Operating Officer	2004	$257,500	—	$566,433	(3)	100,000
	2003	$240,000	—	$470,678	(3)	182,000

J. Scott Craighead	2005	$200,000	—	—		250,000
Chief Financial Officer	2004	$135,000	—	—		—
	2003	$125,000	—	—		5,000

Brian M. Riley	2005	140,533	46,791	—		2,500
Executive Vice President	2004	64,038	—	2,293		—
	2003	—	—	—		—

Brian P. O’Neill (4)	2005	171,094	—	—		45,000
Executive Vice President	2004	150,000	—	—		—
Strategic Development	2003	150,000	—	3,705		40,400

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include (a) medical, group life insurance or other benefits received by these executive officers which are available generally to all of our salaried employees, and (b) perquisites and other personal benefits received by these executive officers that do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

(2)	Mr. Boggs became our chief executive officer on December 9, 2005. The compensation shown for 2005 is composed of (a) the prorated portion of his $400,000 annual salary from December 9 through December 31, 2005, and (b) a payment of $200,000 on December 15, 2005 under an arrangement whereby we assumed, in the merger with Captiva Solutions, LLC, Captiva’s obligation to pay deferred compensation due from Captiva to Mr. Boggs in the amount of $25,000 per month (plus applicable taxes associated with those payments) for the period from April 1, 2005 through December 9, 2005.

(3)	This amount represents taxable fringe benefits for a company owned car given to Mr. Baroco and for a loan that was forgiven by Towne before the Towne merger in consideration for Mr. Baroco’s entering into a new employment agreement that reduced the term of the agreement from three years to two years and reduced the period for which insurance benefits would be provided from until death to until age 65. In 2003, the amount also includes payments made to pre-pay the non-compete payment clause within Mr. Baroco’s employment agreement. In 2004, this amount includes $52,978 in relocation expenses and $398,750 in payments made to pre-pay the non-compete payment clause within Mr. Baroco’s employment agreement. In 2005, this amount includes $80,650 in payments made to pre-pay the non-compete payment clause in Mr. Baroco’s employment agreement.

(4)	Mr. O’Neill resigned as executive vice president strategic development effective December 31, 2005 and is now an advisor to us.

Option Grants
     The tables below provide certain information with respect to grants of stock options to the named executive officers pursuant to our stock option plans during the year ended December 31, 2005.
Option Grants in Last Fiscal Year

						Potential Realizable
		Percent of				Value at Assumed
	Number of	Total Options/				Annual Rate of
	Securities	SARs Granted	Exercise	Market		Stock Price
	Underlying	to Employees	or Base	Price on		Appreciation for
	Options	in Fiscal	Price	Date of	Expiration	Options Term (2)
Name	Granted (1)	Year (1)	($/Share)	Grant	Date	5%	10%
G. Lynn Boggs	779,710	20.51%	$1.32	$1.22	10/20/2015	$520,263	$1,438,070
Henry M. Baroco	300,000	7.89%	$1.32	$1.22	10/20/2015	$200,175	$553,310
	155,000	4.08%	$1.32	$1.22	10/21/2015	$103,424	$285,877
J. Scott Craighead	200,000	5.26%	$1.32	$1.22	10/20/2015	$133,450	$368,873
	50,000	1.31%	$2.19	$2.24	02/17/2015	$72,936	$181,000
Brian M. Riley	2,500	0.07%	$2.19	$2.24	02/17/2015	$3,646	$9,050
Brian P. O’Neill	25,000	0.66%	$1.32	$1.22	10/20/2015	$16,681	$46,109
	20,000	0.53%	$2.19	$2.24	2/17/2015	$29,177	$72,400

(1)	The percent of total options granted was calculated based on a total of 3,802,210 options granted during fiscal year 2005.

(2)	The potential realizable values illustrate values that might be realized upon exercise immediately before the expiration of the term of these options using 5% and 10% appreciation rates, as required by the SEC, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of our stock price. Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.
     The table below provides information regarding the exercise of options by the named executive officers during fiscal year 2005 under our stock option plans and the year-end value of unexercised options.
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options		In-the-Money Options
	Acquired on	Value	At Fiscal Year-End		at Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
G. Lynn Boggs	0	N/A	15,011	779,710	0	0
Henry M. Baroco	0	N/A	857,536	300,000	107,380	0
J. Scott Craighead	0	N/A	15,000	250,000	2,950	0
Brian M. Riley	0	N/A	0	2,500	0	0
Brian P. O’Neill	0	N/A	66,754	45,000	23,836	0

(1)	This amount represents the aggregate of the number of “in-the-money” options multiplied by the difference between $1.18, the fair market value of the common stock at December 30, 2005, and the exercise price for that option. Options are classified as “in-the-money” if the market value of the underlying common stock exceeds the exercise price of the option. Actual values that may be realized, if any, upon the exercise of options will be based on the per share market price of the common stock at the time of exercise and are thus dependent upon future performance of the common stock.
Equity Compensation Plans
     The following table provides information about our equity compensation plans in effect at December 31, 2005, aggregated for two categories of plans: those approved by shareholders and those not approved by shareholders.
     We currently have stock options outstanding under seven separate stock option plans known as the Private Business, Inc. 2005 Long Term Equity Incentive Plan, or the 2005 Plan, the Private Business, Inc. 2004 Equity Incentive Plan, or the 2004 Plan, the Private Business, Inc. 1999 Amended and Restated Stock Option Plan, or the

1999 Plan, the Towne Services, Inc. 1996 Stock Option Plan, the Towne Services, Inc. 1998 Stock Option Plan, the Towne Services, Inc. Director Stock Option Plan and the Towne Services, Inc. Non-Qualified Stock Option Plan. We also have options outstanding under individual stock option grants that are not governed by the terms of a stock option plan but that were made pursuant to a single form of option grant (we refer to those grants as the 1994 Plan). All of the Towne Services, Inc. stock option plans have been terminated and no future stock options will be granted under these plans. There are 501,771 stock options issued and outstanding under the Towne Services, Inc. Plans, 3,374,710 stock options issued and outstanding under the 2005 Plan, 445,500 stock options issued and outstanding under the 2004 Plan, 749,588 stock options issued and outstanding under the 1999 Plan, and 291,727 options issued and outstanding under the 1994 Plan.
Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercised Price of	Equity Compensation
	Be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	In Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	5,363,296	$2.24	2,420,894

Equity compensation plans not approved by shareholders	0	—	0

Total	5,363,296	$2.24	2,420,894
Employment Agreements with Executive Officers
Employment Agreement with Lynn Boggs
     Effective December 9, 2005, we entered into an employment agreement with Mr. Boggs, our chief executive officer. Mr. Boggs’ agreement provides for an annual base salary of not less than $400,000 and an annual bonus, which will be at least $200,000 in 2006. The employment agreement has an initial term of two years from December 9, 2005, which term is extended automatically each day for an additional day so that the remaining term will continually be two years, until such time as either party gives notice to fix the term to a finite term of two years, commencing on the date of such written notice.
     Mr. Boggs’ employment agreement further provides for our grant to Mr. Boggs of options to acquire 779,710 shares of our common stock at an exercise price of $1.32 per share. We will also reimburse Mr. Boggs for up to $100,000 in relocation expenses if he decides to move to the Nashville, Tennessee greater metropolitan area.
     The employment agreement provides for various payments to Mr. Boggs upon cessation of employment, depending on the circumstances. If Mr. Boggs is terminated for “Cause” (as defined in his employment agreement) at any time, he will receive his pro rata base salary and perquisites to the date of termination. If Mr. Boggs dies or becomes disabled during his term of employment, he will receive his pro rata base salary, perquisites and incentive bonus to the date of termination or resignation. If Mr. Boggs is terminated without “Cause” or resigns with “Adequate Justification” (as defined in his employment agreement), Mr. Boggs will receive 200% of his base salary plus 200% of his annual bonus (as calculated in the employment agreement), continuation of his company benefits (e.g., medical, dental, disability, life insurance) for 24 months, and the immediate vesting of all stock options or stock-based compensation. If Mr. Boggs is terminated with or without “Cause” or if Mr. Boggs resigns with “Adequate Justification”, then Mr. Boggs will be subject to a two year obligation not to compete with us so long as we pay him an additional lump sum equal to 100% of his base salary plus 100% of his annual bonus.

Employment Agreement with Henry Baroco
     Effective July 1, 2004, we entered into an employment agreement with Mr. Baroco, our president and chief operating officer. Mr. Baroco’s agreement provides for an annual base salary of not less than $275,000 and an annual incentive award calculated as a percentage of Mr. Baroco’s base salary based upon our annual pretax net income. The employment agreement has an initial term from July 1, 2004 until June 30, 2006, subject to automatic annual renewals absent prior notice from either party.
     Mr. Baroco’s employment agreement further provided for our grant to Mr. Baroco of options to acquire 100,000 shares of our common stock at an exercise price equal to the closing trading price on the date of grant, August 4, 2004. Pursuant to an amendment to Mr. Baroco’s employment agreement dated October 21, 2005, all of these options became vested. This amendment also required us to grant Mr. Baroco additional options to acquire 155,000 shares of our common stock at an exercise price of $1.32 per share, and we have granted those options.
     The employment agreement provides for various payments to Mr. Baroco upon cessation of employment, depending on the circumstances. If Mr. Baroco is terminated for “Cause” (as defined in his employment agreement) at any time, he will receive his pro rata base salary and perquisites to the date of termination. If Mr. Baroco dies or becomes disabled during his term of employment, he will receive his pro rata base salary, perquisites and incentive bonus to the date of termination or resignation. If Mr. Baroco is terminated without “Cause” at any time, or if there is a change in control of the company (as defined in his employment agreement), Mr. Baroco will receive 150% of his base salary plus the average of his annual incentive awards paid for the two prior years.
Employment Agreement with Scott Craighead
     Effective July 25, 2002, we entered into an employment agreement with Mr. Craighead, our current chief financial officer. The agreement provides that we will establish Mr. Craighead’s compensation from time to time. The agreement also binds Mr. Craighead to various confidentiality, exclusivity and non-solicitation covenants.
Employment Agreement with Paul McCullough
     When we closed the acquisition of Goldleaf Technologies, Inc. on January 31, 2006, Paul McCulloch became an executive vice president and the president of our Goldleaf division. His employment agreement has an term of two years, which term is extended automatically each day for an additional day so that the remaining term will continually be two years, until such time as either party gives notice to fix the term to a finite term of two years, commencing on the date of such written notice. Mr. McCulloch received a signing bonus of $1,500,000, payable in the form of $500,000 in cash and two unsecured promissory notes, one in the original principal amount of $850,000 due June 15, 2006 and the other in the original principal amount of $150,000 due April 30, 2007. Both notes bear interest at the prime rate and mature in one balloon payment of principal and all accrued interest on the due date. Mr. McCulloch will receive a base salary of $250,000 per year and will be entitled to participate in our executive bonus plan and to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs, provided that he will not be required to pay the premiums for those benefits. On January 23, 2006, as an inducement to him to enter into his employment agreement, we granted Mr. McCulloch options to purchase 900,000 shares of common stock at an exercise price of $1.33 per share, the closing price of our common stock on the Nasdaq Capital Market on the previous trading day. If we terminate Mr. McCulloch’s employment without cause, or if he terminates his employment for Good Reason (as defined in his employment agreement), we will pay Mr. McCulloch (at its regular pay intervals) the amount of his then current base salary for two years, and continue to permit him to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs, without charge for premiums.
Code of Ethics for Executive Officers
     We have a code of ethics for our executive officers, a copy of which can be provided to any person without charge, upon written request. Any such request should be addressed to: Private Business, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, TN, 37027, Attention: Investor Relations.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     The compensation committee of the board of directors has furnished the following report on executive compensation for fiscal year 2005. The compensation committee report is intended to describe in general terms the process the compensation committee undertakes and the matters it considers in determining the appropriate compensation for our chief executive officer.
What is the compensation policy of the compensation committee?
     The compensation committee of our board of directors intends to make our executive compensation package competitive with the marketplace, with an emphasis on compensation in the form of equity ownership, the value of which is contingent on the long-term market performance of our common stock. The compensation committee also seeks to control our fixed costs and to enhance our annual performance by providing executive officers with opportunities to earn annual cash bonuses for achieving company and individual performance goals. In establishing our compensation policies, the compensation committee also considers information regarding levels and practices at other companies in related industries that are comparable to us.
     Although the compensation committee does not establish specific targets for compensation of our executive officers relative to executive officers at comparable companies, the compensation committee believes that the compensation for our executive officers generally falls in the median range of executive compensation for such comparable companies.
How are our executive officers compensated?
     The annual compensation package of our executive officers generally provides for base salaries, as well as for the opportunity to receive annual bonuses that are related, among other factors, to our performance and individual performance. We also provide long-term equity based compensation generally through participation in the 2005 Plan, the 2004 Plan and the 1999 Plan. This assures that key management employees have a meaningful stake in us, the ultimate value of which is dependent on our long-term stock price appreciation, and that the interests of executive officers are aligned with those of our shareholders.
     Base Salary. Executive officers’ base salaries reflect their positions and experience. Annual base salary increases for executive officers are established as a result of an analysis of each executive’s individual performance during the prior year, our overall performance during the prior year and his or her level of responsibility, prior experience and breadth of knowledge. We believe that current executive officer salaries are competitive with comparable companies.
     Annual Bonus. To control fixed salary costs and reward annual performance, we pay annual bonuses to executive officers for achieving company and individual performance goals. In setting annual bonus awards, the compensation committee considers, among other factors, our revenue growth and profitability, the development and expansion of our business, improvement of management structures, and general management objectives. Actual awards are recommended by the chief executive officer and approved by the compensation committee based on its assessment of each executive’s individual performance and responsibility for our financial and business condition.
     Stock Options. The 2005 Plan permits grants of incentive stock options, non-qualified stock options, and restricted stock grants. The 2004 Plan permits grants of incentive stock options, non-qualified stock options, and restricted stock grants. The 1999 Plan permits grants of incentive stock options and non-qualified stock options. Restricted stock grants are granted with such restriction periods as the compensation committee may designate. The compensation committee also has the authority to condition vesting of incentive stock options, non-qualified stock options and restricted stock grants upon achievement of performance goals. Stock options have value only if the stock price appreciates from the date such options are granted. This component of executive compensation focuses executives on long-term creation of shareholder value and encourages equity ownership in us. In determining the actual size of stock option awards under our stock option plans, the compensation committee considers the value of the stock on the date of grant, competitive practices, the executive’s stock holdings, the amount of options previously granted to the executive, individual performance, and our performance.

During 2005, what compensation did we pay to our chief executive officer?
     On December 9, 2005, we entered into an employment agreement with Mr. Boggs, which is described under the heading “Employment Agreements.” The compensation committee and the board of directors approved a total compensation package that was designed to be competitive with compensation provided to chief executive officers at companies of size comparable to us as well as to provide a compensation level and structure necessary to obtain an executive with Mr. Boggs’ experience and credentials. Also in connection with the Captiva merger, we assumed Captiva’s obligation to pay deferred compensation due from Captiva to Mr. Boggs in the amount of $25,000 per month (plus applicable taxes associated with those payments) for the period from April 1, 2005 through December 9, 2005. We paid Mr. Boggs $200,000 on December 15, 2005 under this arrangement.
     Mr. Baroco, our former chief executive officer and current president and chief operating officer, has an employment agreement with us that provides for an annual current salary of $275,000 and an annual incentive award calculated as a percentage of Mr. Baroco’s base salary based upon predefined targets for our annual pretax net income as determined by the board of directors. The compensation committee and the board of directors believed this compensation package was designed to be competitive with compensation provided to chief executive officers at companies of size comparable to us as well as provide a compensation level and structure necessary to obtain an executive with Mr. Baroco’s experience and credentials.
Do we anticipate special tax consequences resulting from paying any of our executive officers in excess of $1,000,000?
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1 million. We did not pay any of our executive officers compensation in excess of $1 million in the 2005 fiscal year, and we do not anticipate paying any of our executive officers compensation in excess of $1 million in the 2006 fiscal year. Accordingly, we have not adopted a policy in this regard.
Who are the members of the compensation committee?
     The compensation committee consists of David W. Glenn, Thierry F. Ho and John D. Schneider.
What is the purpose of this compensation committee report?
     The purpose of this compensation committee report is to describe in general terms the process the compensation committee undertakes and the matters it considers in determining the appropriate compensation for our executive officers. The above compensation committee report is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Securities Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act, without our express written consent.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Our compensation committee is currently composed of David W. Glenn, Thierry F. Ho and John D. Schneider. None of our executive officers serves as a member of the compensation committee or as a director of any other entity whose executive officer(s) serves as a member of our board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Lightyear
     Mr. Ho and Mr. Glenn are executive officers of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., which is the sole member of Lightyear PBI Holdings, LLC (“Lightyear”). The Lightyear Fund, L.P. is a $750 million private equity fund, and Lightyear Capital, LLC is a private equity firm with over $2.0 billion of assets under management. As of April 1, 2006, Lightyear owns 21,012.5 shares of Series A Non-Convertible Preferred Stock and 10,300 shares of Series C Non-Convertible Preferred Stock. The number of Series A and Series C preferred shares increased on April 1, 2005, after the record date, due to our payment of “PIK” dividends as explained below. We have engaged in several transactions with Lightyear since January 20, 2004 as described below.
     On January 20, 2004, we issued 20,000 shares of Series A preferred stock to Lightyear for $20,000,000 in cash. Each share of Series A preferred stock was initially entitled to 800 votes per share, but the number of votes per share has been reduced slightly to 798 votes due to the issuance of additional shares of Series A preferred stock on April 1, 2006 as described below. In connection with Lightyear’s purchase of the Series A preferred stock, we also issued Lightyear a warrant entitling Lightyear to purchase up to 16,000,000 shares of our common stock at a price of $1.25 per share, and we entered into the Securityholders Agreement with Lightyear that grants Lightyear the right to select four out of seven nominees for election to our board of directors. The issuance of the Series A preferred stock and the warrant, as well as the director representation rights contained in the Securityholders Agreement, resulted in Lightyear obtaining control of us.
     On December 9, 2005, we issued to Lightyear a $10.0 million senior subordinated note due on December 9, 2010 as approved by our shareholders during a special shareholders meeting on December 7, 2005. Also on that date, we issued warrants to Lightyear that gave Lightyear the right to purchase 3,787,879 shares of our common stock at an exercise price of $1.32 per share. On January 23, 2006 as described below, we issued shares of our Series C preferred stock in exchange for the Lightyear note, and we amended and restated the warrants we had issued to Lightyear on December 9, 2005.
     On January 23, 2006, we entered into an amended and restated credit agreement with Bank of America. This credit facility is for a total of $18.0 million, has a two-year term and is secured by a pledge of all of our assets. The credit facility consists of two-term loans totaling $16.0 million and a revolving credit line totaling $2.0 million. The $10.0 million Term A loan has a maturity date of January 23, 2008. The $6.0 million Term B loan has a maturity date of no later than July 23, 2006. In connection with the credit facility:
•	The Lightyear Fund, L.P. guaranteed the $6.0 million Term B loan;

•	Lightyear exchanged its senior subordinated $10.0 million note for 10,000 shares of our Series C Non-Convertible Preferred Stock; and

•	we amended and restated the warrants that we issued in December 2005 in connection with the Lightyear note.
     The shares of Series C preferred stock issued to Lightyear have a mandatory redemption date of December 9, 2010 at a redemption price of $10.0 million, and they have a 10% annual dividend rate that increases to 12% on June 9, 2007. The shares of Series C preferred stock have very limited voting rights. Due to the mandatory redemption requirement, we include the Series C preferred stock in the liability section of our consolidated balance sheet.
     The amended and restated warrant agreement and warrants give Lightyear the right to purchase, at the exercise price of $1.32 per share, subject to adjustment:
•	up to 1,893,940 shares of common stock at any time through January 20, 2014; and

•	beginning on June 9, 2007, up to an additional 1,893,939 shares of common stock at any time through January 20, 2014:

The amended and restated warrant agreement and warrants also provide that Lightyear can pay the exercise price:
•	in cash or by wire transfer;

•	by the surrender of shares of common stock that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price; or

•	through a redemption of shares of Series C preferred stock having a liquidation value equal to the aggregate exercise price.
Under the terms of the amended warrant agreement and amended warrants, if we redeem any shares of Series C preferred stock on or before June 23, 2007, the number of shares issuable pursuant to the warrants will be reduced in accordance with a formula provided in the warrant agreements. The designations in the charter regarding the Series A preferred stock provide that the voting rights of the Series A preferred stock will be proportionately reduced as the Lightyear warrants are exercised such that, upon full exercise of the warrants, the Series A Non-Convertible Preferred Stock will have no rights to dividends and no voting rights.
     Under the terms of the Bank of America credit facility, we are prohibited from declaring and paying cash dividends on the Series A, Series B and Series C preferred shares during the term of the facility. On January 23, 2006, Lightyear agreed to accept payments-in-kind (or “PIK” dividends) in lieu of cash dividends on (a) the Series A preferred stock through January 1, 2007 and (b) the Series C preferred stock through January 1, 2008. Accordingly, on April 1, 2006, we issued:
•	an additional 500 shares of Series A preferred stock to Lightyear in lieu of $500,000 in cash dividends that became due on January 1, 2006 on the Series A preferred stock;

•	an additional 512.5 shares of Series A preferred stock to Lightyear in lieu of $512,500 in cash dividends that became due on April 1, 2006 on the Series A preferred stock;

•	an additional 300 shares of Series C preferred stock to Lightyear on April 1, 2006 in lieu of $300,000 in cash dividends that became due on April 1, 2006 on the Series C preferred stock; and

•	warrants to Lightyear that give Lightyear the right to purchase 767,046 shares of our common stock at an exercise price of $1.32 per share.
     If we are unable to repay the $6.0 million Term B loan by July 23, 2006, and The Lightyear Fund, L.P. is required to repay the Term B loan on our behalf, we are obligated to issue new Series D preferred shares to The Lightyear Fund, L.P. If issued, the Series D preferred shares will carry a 10% per annum dividend rate, will have a mandatory redemption date nine months from the date of issuance, and will require the issuance of 66,045 common stock warrants with an exercise price of $0.01 per share. We would also be required to pay a closing fee equal to 3.75% of the amount repaid by The Lightyear Fund, L.P. to Bank of America.
Captiva Merger
     On December 9, 2005, Captiva Solutions, LLC (“Captiva”) merged into CSL Acquisition Corporation, our wholly owned subsidiary, in accordance with an agreement and plan of merger dated October 20, 2005, among us, Captiva, CSL Acquisition Corporation and certain Captiva members. Our shareholders approved the merger and other related proposals at a special shareholders meeting held on December 7, 2005. In connection with the merger, we entered into an employment agreement with Mr. Boggs, under which he became our chief executive officer. For a description of the terms of Mr. Boggs’ employment agreement, see “Executive Compensation – Employment Agreements with Executive Officers – Employment Agreement with Lynn Boggs” above.

Interests of Lynn Boggs in the Captiva Merger
     Mr. Boggs was the beneficial owner of approximately 37% of the equity interests in Captiva. In connection with the Captiva merger, Mr. Boggs or an affiliate of Mr. Boggs received the following:
•	repayment of his original $25,000 investment in Captiva at closing;

•	repayment of his $125,000 loan to Captiva, plus interest of $3,246, at closing;

•	the cancellation of his personal guarantee of a $500,000 bank loan to Captiva that was repaid from the cash portion of the merger consideration;

•	$961,107 in cash at closing from the cash portion of the merger consideration after all debt and certain other obligations were repaid;

•	286,107 shares of our common stock at closing; and

•	his pro rata portion of additional shares of our common stock that the former Captiva members can earn based upon the growth of our company in 2006, up to a maximum of 1,212,122 shares for all former Captiva members (the exact number of earnout shares will be that number of shares having an aggregate market value (capped at $1,600,000) equal to 10% of annualized average monthly revenue during 2006 earned by certain businesses that our company acquires during fiscal 2006).
In addition, Mr. Boggs’ children received a total of 17,235 shares of our common stock in the Captiva merger. We also granted options to Mr. Boggs as described below. Mr. Boggs is liable for indemnification under the terms of the merger agreement and received registration rights with respect to the shares he received as part of the merger consideration. Also in connection with the Captiva merger, we assumed Captiva’s obligation to pay deferred compensation due from Captiva to Mr. Boggs in the amount of $25,000 per month (plus applicable taxes associated with those payments) for the period from April 1, 2005 through December 9, 2005. We paid Mr. Boggs $200,000 on December 15, 2005 under this arrangement.
Interests of Former Director Glenn Sturm in the Captiva Merger
     Glenn W. Sturm, a former director who resigned effective December 12, 2005, was the beneficial owner of approximately 37% of the equity interests in Captiva. In connection with the Captiva merger, Mr. Sturm or a family limited liability partnership he beneficially owns received the following:
•	repayment of his original $25,000 investment in Captiva at closing;

•	repayment of his $125,000 loan to Captiva, plus interest of $3,246, at closing;

•	the cancellation of his personal guarantee of a $500,000 bank loan to Captiva that was repaid from the cash portion of the merger consideration;

•	approximately $966,360 in cash at closing from the cash portion of the merger consideration after all debt and certain other obligations were repaid;

•	approximately 287,272 shares of our common stock at closing; and

•	his pro rata portion of additional shares of our common stock that the former Captiva members can earn based upon the growth of our company in 2006, up to a maximum of 1,212,122 shares for all former Captiva members (the exact number of earnout shares will be that number of shares having an aggregate market value (capped at $1,600,000) equal to 10% of annualized average monthly revenue during 2006 earned by certain businesses that our company acquires during fiscal 2006).
     Mr. Sturm’s family limited liability partnership referenced above is liable for indemnification under the terms of the merger agreement and will received registration rights with respect to the shares it received as part of the merger consideration. We also granted options to Mr. Sturm as described below.

Interests of Certain Other Persons in the Captiva Merger –
Adoption of the Private Business, Inc. 2005 Long-Term Equity Incentive Plan and Grant of Options Thereunder
     In connection with the Captiva merger, we established the Private Business, Inc. 2005 Long-Term Equity Incentive Plan. Our shareholders approved the 2005 Plan at the December 7, 2005 shareholders meeting. Under the 2005 Plan, we reserved for issuance 5,036,880 shares of our common stock, which represented 15% of the number of our fully-diluted shares then outstanding. On October 20, 2005, the date the Captiva merger agreement was signed, our compensation committee (without Mr. Sturm) granted options under the 2005 Plan exercisable for 3,374,710 shares of our common stock at an exercise price of $1.32 per share to the following persons. Options granted to our executive officers and directors and to the officers of Captiva under the 2005 Plan are shown on the following table:

Name and Position	Position
with Private Business	with Private Business
on the Date of Grant	after the Captiva Merger	Number of Options
Henry M. Baroco Chief Executive Officer	President and Chief Operating Officer	300,000
J. Scott Craighead Chief Financial Officer	Chief Financial Officer	200,000
Brian P. O’Neill Executive Vice President Strategic Development (1)	None	25,000
Glenn Sturm Director (and also a Captiva member) (2)	None	670,000

Name and Position with Captiva
on the Date of Grant
G. Lynn Boggs Chief Executive Officer	Chief Executive Officer	779,710
Scott R. Meyerhoff Executive Vice President Finance	Executive Vice President	450,000
W. Todd Shiver Senior Vice President and Secretary	Executive Vice President	400,000
Matthew W. Pribus Senior Vice President	Executive Vice President	400,000

(1)	Mr. O’Neill resigned as executive vice president strategic development effective December 31, 2005 and is now an advisor to us.

(2)	Effective December 12, 2005, Mr. Sturm resigned from his position as a member of the our board of directors. Under the terms of an agreement between us and Mr. Sturm, he retains the options described above, which vest in accordance with the terms of the option agreement and will remain exercisable for the duration of their 10-year term.
     The exercise price of options granted under the 2005 Plan on October 20, 2005 was $1.32 per share, and the closing price of our common stock on the Nasdaq Capital Market on that date was $1.22 per share. The options will vest 25% on each of the first four anniversaries following the closing of the merger subject to continued employment.

AUDIT COMMITTEE REPORT
     The audit committee provides assistance to the board in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting and internal control functions. Among other things, the audit committee reviews and discusses with management and with our independent registered public accounting firm the results of the year-end audit, including the audit report and audited financial statements. The board of directors, in its business judgment, has determined that all members of the audit committee are “independent” directors and are qualified to serve on the audit committee pursuant to NASD Rules 4200(a)(15) and 4350(d) and Nasdaqs’s listing standards. The audit committee has adopted a written amended and restated charter, which is attached as Appendix A to this proxy statement.
     As described in the audit committee charter, our management is responsible for the preparation, presentation and integrity of our controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with United States generally accepted accounting principles.
     In connection with its review of our audited financial statements for the fiscal year ended December 31, 2005, the audit committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, and discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as currently in effect. In addition, the audit committee received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect and discussed with Grant Thornton their independence from us. The audit committee has determined that the provision of non-audit services rendered by Grant Thornton to us is compatible with maintaining the independence of Grant Thornton from us, but the audit committee will periodically review the non-audit services rendered by Grant Thornton.
     Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with United States generally accepted auditing standards, that the financial statements are presented in accordance with United States generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”
     Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Audit Committee:	David B. Ingram
Lawrence A. Hough
Robert A. McCabe, Jr.
     The above audit committee report is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Securities Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act, without our express written consent. The above audit committee report is not to be regarded as proxy soliciting material.

COMPANY PERFORMANCE
How has our stock performed in comparison to the Nasdaq Stock Market and the Russell 2000 Index?
     Rules promulgated by the SEC require that we include in this proxy statement a line graph which compares the yearly percentage change in cumulative total shareholder return on our common stock with (a) the performance of a broad equity market indicator, in our case the Nasdaq Stock Market (US) (the “Nasdaq Index”) and (b) the performance of a published industry index or peer group index, in our case the Russell 2000 (the “Russell 2000 Index”). We do not believe that we have an industry peer group. The following graph compares the yearly percentage change in the return on our common stock since May 26, 1999, the date on which our common stock first began trading on the Nasdaq National Market, with the cumulative total return on the Nasdaq Index and the Russell 2000 Index. The graph assumes the investment of $100 on May 26, 1999 in each of our common stock, the Nasdaq Index and the Russell 2000 Index on May 26, 1999, and that with respect to each hypothetical investment, all dividends were reinvested.
COMPARISON OF 79 MONTH CUMULATIVE TOTAL RETURN*
AMONG PRIVATE BUSINESS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RUSSELL 2000 INDEX
     The stock performance graph shown above is not deemed to be part of any document filed with the SEC pursuant to the Securities Act or the Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act without our express written consent.

INDEPENDENT AUDITORS
Who is our principal independent registered public accounting firm?
     Grant Thornton, LLP has been appointed to serve as our independent registered public accounting firm for the year ending December 31, 2006. As reported on a Current Report on Form 8-K filed with the SEC on April 15, 2005, Grant Thornton was appointed to serve as our independent registered public accounting firm for the year ended December 31, 2005 and Ernst & Young LLP (“E&Y”) was dismissed as our independent registered public accounting firm. Our audit committee made the decision to change independent registered public accounting firms. Representatives from Grant Thornton are expected to be present at the annual meeting, and they will have an opportunity to make a statement if they desire to do so. Grant Thornton representatives are expected to be available to respond to appropriate questions.
     During the two-year period ended December 31, 2004, and for the subsequent period through the date of the dismissal, there were no disagreements between E&Y and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports on our consolidated financial statements for such periods.
     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two year period ended December 31, 2004 and for the subsequent period through the date of the dismissal.
     The audit reports of E&Y on the consolidated financial statements of Private Business, Inc. and its subsidiaries for the two years in the period ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. We have provided E&Y with a copy of the foregoing disclosures.
Fees to Independent Auditors
     For the fiscal years ended December 31, 2005 and December 31, 2004, the total fees paid to Grant Thornton and E&Y were as follows:
     Audit Fees. For the services rendered by Grant Thornton, LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2005, and the reviews of the financial statements included in our Forms 10-Q for that fiscal year, Grant Thornton billed us aggregate fees of $177,500. For professional services rendered by E&Y for the audit of our annual financial statements for the fiscal year ended December 31, 2004, and the reviews of the financial statements included in our Forms 10-Q for fiscal year 2004, E&Y billed us aggregate fees of approximately $190,000.
     Audit Related Fee. For professional services rendered by Grant Thornton during the fiscal year ended December 31, 2005, for due diligence related services performed in the fourth quarter of 2005 associated with our due diligence of Captiva Solutions, LLC and Goldleaf Technologies, Inc. and review of our October 2005 proxy statement, Grant Thornton billed us $65,000. For professional services rendered by E&Y during the fiscal year ended December 31, 2004, for due diligence related to services performed in June 2004 associated with our due diligence related to a potential acquisition candidate, E&Y billed us $16,000. E&Y also billed us $693 for a Sarbanes Oxley Section 404 Internal Controls and Procedures readiness meeting.
     Tax Fees. For professional services rendered by E&Y for tax compliance, tax advice, or tax planning for the fiscal year ended December 31, 2004, E&Y billed us approximately $7,500 relating to tax advice and planning.
     All Other Fees. For the fiscal year ended December 31, 2005 and December 31, 2004, neither Grant & Thornton nor E&Y provided any other products or services to us.

PREAPPROVAL POLICIES AND PROCEDURES
     All audit and non-audit services provided by our principal independent auditor are required to be pre-approved by the audit committee. In accordance with the charter of our audit committee and consistent with the policies of the SEC, all auditing services and all non-audit services to be provided to or for us by any independent auditor must be pre-approved by the audit committee. In assessing requests for services by the independent auditor, the audit committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality. All of the audit and non-audit services provided by E&Y and Grant Thornton in fiscal year 2004 and 2005 were authorized and approved by the audit committee in compliance with these pre-approval policies and procedures.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of the registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings. Based on a review of forms filed by our reporting persons during the last fiscal year, we believe that they complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 except for former executive officers Peter Scully and Brian O’Neil, and executive officers Henry Baroco and Scott Craighead, each of whom failed to file one Form 4 in a timely manner. Each of these reports has now been filed.
MISCELLANEOUS
     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

PROXY	PRIVATE BUSINESS, INC.	PROXY
ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 2006
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints G. Lynn Boggs and Henry M. Baroco, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned at the annual meeting of the shareholders of Private Business, Inc., to be held on May 4, 2006, at 8:00 a.m. (Central Daylight Time), at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee 37027 and at any adjournments or postponements thereof, in accordance with the following instructions:
(1)	Election of Class 1 directors

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed below
(INSTRUCTION: To withhold authority to vote for any individual nominee check the box to vote “FOR” all nominees and strike a line through the nominee’s name in the list below.)
Lawrence A. Hough            Robert A. McCabe, Jr.             John D. Schneider
(2)	To amend our charter to change our name from Private Business, Inc. to Goldleaf Financial Solutions, Inc.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
(3)	To amend our charter to combine shares of our common stock to effect one of the following reverse stock splits, only one of which, if any, is to be effected as finally approved by our board of directors:
•	one share of common stock for each five outstanding shares of common stock;

•	one share of common stock for each six outstanding shares of common stock; or

•	one share of common stock for each seven outstanding shares of common stock.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN
(4)	In their discretion, on such other matters as may properly come before the meeting.
☐ FOR DISCRETION            ☐ AGAINST DISCRETION            ☐ ABSTAIN
(Continued on reverse side)

(Continued from other side)
     THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF CLASS 1 DIRECTORS, FOR THE AMENDMENT OF THE CHARTER TO CHANGE OUR NAME, FOR THE AMENDMENT OF THE CHARTER TO EFFECT A REVERSE STOCK SPLIT, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated:	, 2006

Dated:	, 2006

Signatures of shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.
PRIVATE BUSINESS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

Annex A
AUDIT COMMITTEE CHARTER
     The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls that management and the Board of Directors have established, and the audit process.
     In meeting its responsibilities, the Audit Committee shall:
1.	Provide an open avenue of communication between the independent accountants and the Board of Directors.

2.	Review and update the Committee’s charter annually.

3.	Engage, oversee, and approve the compensation and discharge of the independent accountants. As part of this responsibility, the Committee shall pre-approve all permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent accountants.

4.	Confirm and assure the independence of the independent accountants, including ensuring the Committee’s receipt from the independent accountants of a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1, and engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

5.	Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

6.	Consider, in consultation with the independent accountants, the scope and plan of the independent accountants for the Company’s annual audit.

7.	Consider and review with the independent accountants:
(a)	The adequacy of the Company’s internal controls, including computerized information system controls and security.

(b)	Any related significant findings and recommendations of the independent accountants together with management’s responses thereto.
8.	Review with management and the independent accountants at the completion of the annual audit:
(a)	The Company’s annual financial statements and related footnotes.

(b)	The independent accountants’ audit of the financial statements and report thereon.

(c)	Any significant changes required in the independent accountants’ audit plan.

(d)	Any serious difficulties or disputes with management encountered during the course of the audit.

(e)	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.
9.	Review filings with the SEC and other published documents containing the Company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

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Annex A
10.	Review with management and the independent accountants interim financial reports before they are filed with the SEC or other regulators.
11.	Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies and programs, as well as all reports received from regulators.
12.	Meet with the independent accountants and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.
13.	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.
14.	Prepare a report for inclusion in the proxy report that describes the Committee’s composition and responsibilities, and how they were discharged.
15.	Have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.
16.	Meet at least four times per year or more frequently as circumstances require and may ask members of management or others to attend the meeting and provide pertinent information as necessary.
17.	Perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.
18.	Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.
19.	Review and approve all related party transactions for potential conflict of interest situations.
     The membership of the Audit Committee shall consist of at least three (3) independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication. Audit Committee members and the Committee Chairman shall be designated by the full Board of Directors.
     The Audit Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.
     The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer; (ii) compensation to any advisers employed by the Audit Committee; and (iii) any ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
     The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

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Annex B
ARTICLES OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED
CHARTER OF
PRIVATE BUSINESS, INC.
     Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation submits the following Amendment to its Second Amended and Restated Charter for the purpose of changing the name of the corporation:
     1. The name of the corporation is Private Business, Inc. (the “Corporation”).
     2. Article Fourth of the Corporation’s Second Amended and Restated Charter is hereby amended by the addition of the following provision:
          Simultaneously with the effective date of this amendment (the “Effective Date”), each ___ (_) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Stock Split”), into one (1) share of the Corporation’s outstanding Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates,” whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by ___  (_) times the average of the closing bid and asked price per share of Common Stock as quoted on The Nasdaq Capital Market for the five (5) trading days immediately preceding the Effective Date. If more than one (1) Old Certificate shall be surrendered at one (1) time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation’s transfer agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one (1) share. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Second Amended and Restated Charter to the “Common Stock” shall, after the Effective Date, refer to the “New Common Stock.”
     3. The foregoing amendment was adopted on                             , 2006.
     4. The foregoing amendment was duly approved by the board of directors and the shareholders of the Corporation in accordance with the provisions of the Corporation’s Second Amended and Restated Charter and the Tennessee Business Corporation Act.

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Annex B
     5. The amendment shall be effective when these Articles of Amendment are filed with the Secretary of State.
     IN WITNESS WHEREOF, the undersigned, in his capacity solely as an officer of the Corporation, has executed these Articles of Amendment on behalf of the Corporation, this ___ day of                     , 2006.

PRIVATE BUSINESS, INC.

By:

Name:

Title:

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